Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1, of our reports dated March 13, 2020 with respect to the consolidated financial statements of Neurotrope, Inc. as of December 31, 2019 and 2018 and for each of the years in the two-year period then ended and the effectiveness of internal control over financial reporting as of December 31, 2019, which are included in the Annual Report on Form 10-K of Neurotrope, Inc. for the year ended December 31, 2019. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

July 29, 2020